Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Jim Bazet
Chairman and CEO
Cobra Electronics Corporation
773-804-6265
jbazet@cobra.com

Media Contact:	Chris Doyle
Annual Reports, Inc.
317-736-8838
chrisdoyle@annualreportsinc.com

COBRA ELECTRONICS REPORTS FIRST QUARTER RESULTS

Despite slightly lower net sales, seasonal operating loss is slightly smaller

CHICAGO, IL – APRIL 25, 2014 – Cobra Electronics Corporation (NASDAQ: COBR), a leading global designer and marketer of mobile communications and navigation products, today reported a net loss of $1.7 million or $0.25 per share, for the first quarter of 2014 as compared to a net loss of $1.5 million, or $0.23 per share, for the first quarter of 2013. In addition, there was an operating loss of $1.6 million for the current quarter compared to an operating loss of $1.7 million in the same quarter last year. The smaller seasonal operating loss reflected a decrease in selling, general and administrative (“SG&A”) expense that was partially offset by lower net sales and gross margin.

Consolidated net sales were $21.4 million compared to $21.6 million in the first quarter of 2013, with the Cobra segment reporting a $378,000, or 2.1%, drop in sales and the Performance Products Limited (“PPL”) segment reporting a sales increase of $182,000, or 5.8%. The lower sales for the Cobra segment resulted from a drop in sales of Detection products, partially offset by increases in sales of Truck Navigation products and Dash Cams. The lower sales of Detection products reflected reduced sales at certain larger domestic customers that experienced slow store traffic in the first quarter due in part to the extended and harsh winter weather, and the economic conditions in Eastern Europe. Truck Navigation sales increased primarily due to the introduction of a new product, the 6500 PRO HD. The PPL sales increase was attributable to sales of Dash Cam products, which were not sold in the same quarter of last year and the effect of foreign currency changes.

Consolidated gross margin was 27.0 percent compared to 28.9 percent in the first quarter of 2013 primarily as a result of a less favorable sales mix and some close-out sales at reduced margins. The gross margin for the Cobra segment was 26.0 percent compared to 27.4 percent in first quarter 2013, which reflected less sales of higher margin products and close-out sales of certain Detection models at lower margins. PPL’s gross margin decreased to 32.7 percent from 37.4 percent last year due mainly to sales of certain older products at reduced margins.

Cobra First Quarter Results – 2

“The Company typically experiences a seasonal operating loss in the first quarter, although the loss was slightly smaller in the first quarter of 2014 than in the same quarter last year due to significantly reduced SG&A expense. The extended and harsh winter weather and economic conditions in Eastern Europe in the first quarter of 2014 negatively impacted store traffic and net sales. Our history has shown that when the consumer shows up in the stores, our products sell-through well” said Jim Bazet, Cobra’s Chairman and Chief Executive Officer.

SG&A expenses were $7.4 million in the first quarter of 2014 compared to $8.0 million in the prior year’s quarter. Fixed expenses decreased as a result of lower legal and employee compensation expenses. However, these decreases were partially offset by higher variable selling expenses, which reflected an increase in sales to customers with higher promotional funds.

Interest expense for the first quarter of 2014 was $257,000 compared to $160,000 for the first quarter of 2013 primarily due to a higher average interest rate. Other income was $206,000 compared to other income of $353,000 in the prior year’s quarter primarily due to a lower gain on the cash surrender value of life insurance that the Company owns for the purpose of funding deferred compensation programs for certain current and former officers of the Company. A tax benefit of $22,000 was recorded in the current quarter as compared to a $1,000 tax benefit in the first quarter of 2013.

Interest-bearing debt decreased to $13.2 million as of March 31, 2014 compared to $18.2 million at March 31, 2013. Cash on hand at March 31, 2014 was $3.4 million as compared to $4.9 million at March 31, 2013 mainly due to the timing of cash receipts. Inventory at the end of the first quarter increased to $33.7 million from $33.1 million at March 31, 2013 primarily as a result of the lower sales in the Cobra segment. Accounts receivable at the end of the quarter were $10.0 million, a decrease from $13.6 million one year earlier, which mainly reflected higher sales to customers with shorter payment terms.

The Company did not meet the required minimum amount of trailing twelve month EBITDA as defined under its credit agreement for the first quarter. The Company is currently working with its lenders to finalize the form of a waiver of the first quarter non-compliance with the credit agreement.

In discussing the outlook for the second quarter of 2014, as well as the entire year, Mr. Bazet said, “The Company anticipates an operating income in the second quarter and an improved level of operating income for fiscal year 2014 due to the initial load-ins of new placement for many exciting and innovative new products as well as the implementation of growth initiatives and continued cost and expense reduction measures.”

Cobra will be conducting a conference call on April 25, 2014 at 11:00 a.m. EDT to discuss first quarter results as well as its current strategies and outlook. The call can also be accessed live or through replay via the Internet at http://www.cobra.com.

Cobra First Quarter Results – 3

About Cobra Electronics

Cobra Electronics is a leading global designer and marketer of communication and navigation products, with a track record of delivering innovative and award-winning products. Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and Citizens Band radio industries, Cobra identified new growth opportunities and has aggressively expanded into the marine market and has expanded its European operations. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recognized Cobra for the company’s innovation and industry leadership. To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties. Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by customers, the continued success of Cobra’s cost containment efforts and the continuation of key distribution channel relationships. Please refer to Cobra’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for a more detailed discussion of factors that may affect Cobra’s performance.

Cobra First Quarter Results – 4

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts, unaudited)

	For the Three Months Ended
	March 31,	March 31,
	2014	2013
Net sales	$21,381	$21,577
Cost of sales	15,602	15,342

Gross profit	5,779	6,235
Selling, general and administrative expense	7,416	7,961

Loss from operations	(1,637)	(1,726)
Other (expense) income:
Interest expense	(257)	(160)
Other, net	206	353

Loss before taxes	(1,688)	(1,533)
Tax benefit	(22)	(1)

Net loss	$(1,666)	$(1,532)

Net loss per common share:
Basic	$(0.25)	$(0.23)
Diluted	$(0.25)	$(0.23)

Weighted average shares outstanding:
Basic	6,603	6,611
Diluted	6,603	6,611

Cobra First Quarter Results – 5

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	March 31,	December 31,	March 31,
	2014	2013	2013
ASSETS:
Current assets:
Cash	$3,390	$3,059	$4,933
Accounts receivable, net	10,038	19,338	13,627
Inventories, net	33,707	35,810	33,115
Other current assets	3,820	3,686	3,114

Total current assets	50,955	61,893	54,789
Property, plant and equipment, net	5,277	5,453	5,253
Total other assets	15,446	15,460	14,321

Total assets	$71,678	$82,806	$74,363

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$4,892	$5,726	$2,375
Accrued liabilities	6,189	7,221	6,253
Short-term debt	13,217	20,673	18,219

Total current liabilities	24,298	33,620	26,847

Non-current liabilities:
Deferred taxes	634	653	818
Deferred compensation	7,846	7,910	7,845
Other long-term liabilities	636	714	704

Total non-current liabilities	9,116	9,277	9,367

Shareholders’ equity	38,264	39,909	38,149

Total liabilities and shareholders’ equity	$71,678	$82,806	$74,363